Exhibit 99.1


            IBSS Announces First Quarter Financial Results

    Company More than Triples Same Quarter Gross Profit and Margin


    COLUMBIA, S.C.--(BUSINESS WIRE)--May 15, 2003--Integrated Business Systems and Services, Inc. ("IBSS") (OTCBB: IBSS), a national provider of infrastructure, turnkey transaction processing software, today announced financial results for the first quarter of 2003.
    For the quarter ended March 31, 2003, total revenues increased 40% to $800 thousand, compared to $571 thousand for the same quarter of last year. The Company's gross profit for the first quarter of 2003 increased 354% to $539 thousand from a gross profit of $119 thousand for the same quarter of last year. The Company experienced a corresponding gross margin increase to 67% for the first quarter of 2003 from 21% for the first quarter of 2002. The net loss for the first quarter of 2003 was $388 thousand, representing a 70% improvement from the net loss of $1.28 million for the first quarter of last year.
    George Mendenhall, CEO of IBSS commented, "We are happy to see the continuation in 2003 of the positive operating and financial momentum we achieved last year. In the first quarter of this year, we more than tripled our gross profit and gross margin from those of the first quarter of last year. In addition, our cash flow has remained positive for the twelfth consecutive month now. Although the technology markets continue to remain relatively flat, we are seeing positive indicators that encourage our belief that 2003 will be a pivotal year for IBSS in its ability to show the business community the real power of the products we have been building."

    About IBSS

    IBSS is a national software provider of quick payback solutions to complex, industry-specific information problems. The Company's flagship product, Synapse, is targeted to be the preferred architecture for dynamic, distributed, real-time software applications. The ease and speed of Synapse installation, its low maintenance and its enormous versatility give Synapse users a true competitive advantage. The Synapse suite of products includes: Synapse Government e-Printing, designed specifically for the unique job shop environment of state and local government printing, publishing and distribution operations; Synapse for Manufacturing, designed to maximize flexibility in implementing site-specific manufacturing solutions at the lowest possible cost and time-to-benefit; Synapse EAI+ for enterprise modeling and application integration in highly dynamic environments; and Synapse ASP for flexible, highly scalable ASP enablement. For more information about IBSS' technologies and services, please call 800-553-1038 or visit our web site at www.ibss.com.
    IBSS, the IBSS logo, Synapse, Synapse for Manufacturing, Synapse Government e-printing, Synapse EAI+, Synapse ASP, Synapse Composer and ThinWeb client are trademarks and service marks of IBSS. All other company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.
    Except for historical information, the matters discussed in this news release include forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly as a result of a number of factors, including, but not limited to, risks associated with the Company's ability to satisfy its obligations incurred in recent private placements of secured debt, risks in product and technology development and integration, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, and other risk factors detailed in the Company's most recent quarterly report on Form 10-QSB under the heading "Risk Factors That May Affect Our Financial Condition and Operating Results" and in other public filings the Company makes with the Securities and Exchange Commission. Copies of these filings may be obtained from the Securities and Exchange Commission at its principal office in Washington, DC at prescribed rates by calling 1-800-SEC-0330. These filings are also available electronically through the Internet World Wide Web site maintained by the Securities and Exchange Commission at the Internet address: http://www.sec.gov.


            Integrated Business Systems and Services, Inc.
            Condensed Consolidated Statements of Operations
                              (UNAUDITED)


                                            Three Months Ended
                                                 March 31,
                                            2003        2002
                                          --------    --------
Revenues:
  Services                                $766,664    $310,743
  Licenses                                       0     151,590
  Maintenance and support                    8,526      24,402
  Hardware - third party                    25,025      82,376
  Other                                          0       1,374
                                          ========    ========
           Total revenues                  800,215     570,485

           Cost of revenues                261,454     451,881
                                          ========    ========

Gross Profit                               538,761     118,604

Operating expenses:
  Sales and marketing                      102,428     183,480
  Research and development                  57,745     131,182
  General and administrative               538,165     626,415
                                          ========    ========
           Total operating expenses        698,338     941,077
                                          ========    ========
Loss from operations                       159,577     822,473

 Interest and miscellaneous income          10,114       2,409
  Interest expense                        (218,523)   (456,020)
  Loss on sale of assets                   (15,465)          0
  Miscellaneous expenses                    (4,837)     (3,138)
                                          ========    ========
           Total other                    (228,711)   (456,749)
                                          ========    ========
Net loss                                  $388,288  $1,279,223
                                          ========    ========
Basic loss per share                         $0.02       $0.07

Basic weighted average shares
 outstanding                            22,243,898  17,792,321




    CONTACT: Integrated Business Systems and Services, Inc.
             Bill McMaster, 803/736-5595, ext. 107